EXHIBIT 99.1
Contact: Anne-Marie Megela
Vice President, Investor and Media Relations
1.800.2 GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
GEVITY REPORTS SECOND QUARTER RESULTS; COMPANY
OPERATIONS CONTINUE TO GENERATE PROFITABLE GROWTH
Compared to the Same Quarter Last Year, Results Include Increases In:
–	Client Employee Count of 7%

–	Revenue of 9%

–	Adjusted Diluted Earnings Per Share of 33%
Company Reiterates Guidance for the Remainder of the Year
BRADENTON, FL, July 31, 2006 - Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employment management solution for small- and medium-sized businesses, today announced results for the second quarter of 2006. The company’s results were impacted by a one-time reserve resulting from the liquidation proceeding of the reinsurance company that provided Gevity workers’ compensation coverage from $500,000 to $2 million per occurrence — for which the company is actively pursuing recovery.
Client Employee Growth
The total number of client employees reached 138,000 at the end of the second quarter of 2006 compared to 129,100 client employees at the end of the second quarter of 2005. For the same period, average client employees paid increased by 8,800, or 7.3%, to reach 128,300.
Client employee retention in the second quarter was the highest it has been for any second quarter recorded to date. 4,900 client employees attrited in the quarter, which represents an average of 1.1% per month compared to approximately 5,200 or a monthly average of 1.3% in the second quarter of 2005.
New client employee production was nearly 6,000 in the second quarter of 2006. The company continues to execute on its multi-layer growth strategy, which includes sales and marketing efforts designed to support growth in existing markets, mid-market, and new markets.

Revenue
Revenue increased 9.0% to $161.2 million for the second quarter of 2006, compared to $147.8 million for the same period last year. This growth was driven by positive developments in both volume and price. Compared to the second quarter of 2005, the number of average client employees paid increased by 7.3%. At the same time, the average annualized professional service fee per paid client employee rose 14.2% to $1,311.
For the first six months of 2006, revenues increased 9.7% to $330.9 million, compared to $301.7 million for the same period of last year. Similar to the second quarter, revenue growth in the first half of the year was driven by both volume and price. Compared to the first six months of last year, the number of average client employees paid increased by 7.9% to 128,000 and the average annualized professional service fee per paid client employee rose 9.4% to $1,265.
Gross Profit
Gross profit increased by 6.5% to $48.3 million in the second quarter of 2006, compared to $45.3 million in the second quarter last year. This increase was primarily driven by a 22.5% increase in professional service fees, which accounted for 87.1% of gross profit in the second quarter.
Gross profit for the first six months of 2006 increased 10.0% to $97.9 million, compared to $89.0 million for the first half of 2005. For the same period, professional service fees increased 18.0% and contributed to 82.7% of gross profit.
Reinsurance Contract Loss Reserve
On July 27, 2006, the company determined to record a loss reserve of $4.65 million for the second quarter of 2006. The loss reserve was recorded due to the impairment arising from the liquidation proceeding related to the Bermuda reinsurance company responsible for covering Gevity’s workers’ compensation claims liabilities between $500,000 and $2.0 million per occurrence. The loss reserve represents the entire premium paid to the reinsurer for coverage in 2006. The liquidation proceeding was initiated by Bermuda regulatory authorities as a result of the reinsurer’s failure to meet regulatory obligations of the Bermuda Monetary Authority.
Gevity is actively pursuing recovery from all appropriate parties, although it is premature to determine whether any amount may be recovered. Notwithstanding the possibility of recovery, Gevity has concluded that the most prudent course of action is to create a loss reserve. In the event that funds are recovered, Gevity will recognize a gain when the time and amount of the recovery is known.
In light of the liquidation proceeding of the Bermuda reinsurance company, Gevity secured comparable coverage. The full-year coverage has an effective date of January 1, 2006. The cost of the coverage for the first half of the year of $2.5 million has been included in the second quarter of 2006 as a cost of services and replaces the cost incurred with the original policy.

Operating Expenses
Operating expenses in the second quarter 2006 increased by 5.9% to $35.8 million, excluding the $4.65 million reinsurance contract loss reserve described above. This compares to $33.9 million in the same period last year, as adjusted for stock compensation expense of $1.2 million. On an as reported basis, operating expenses increased by 23.9% to $40.5 million in the second quarter of 2006, compared to $32.7 million in the second quarter of 2005.
For a description of the exclusion of charges to establish the reinsurance contract loss reserve and the adjustment for stock compensation expense discussed here and below, see “Use of Non-GAAP Financial Measures.”
For the first six months of 2006, operating expenses increased by 9.5% to $72.9 million, excluding the charges to establish the reinsurance contract loss reserve. This compares to $66.5 million in the same period last year, as adjusted for stock compensation expense of $2.2 million. On an as reported basis, operating expenses increased by 20.6% to $77.5 million for the first six months of 2006, compared to $64.3 million for the same period in 2005.
Operating Income
Operating income in the second quarter 2006 increased by 8.5% to $12.5 million, excluding the charges to establish the reinsurance contract loss reserve. This compares to $11.5 million in the second quarter last year, as adjusted for stock compensation expense. On an as reported basis, operating income decreased by 38.3% to $7.8 million in the second quarter 2006, compared to $12.7 million in the second quarter 2005.
In the first half of 2006, operating income increased by 11.5% to $25.0 million, excluding the charges to establish the reinsurance contract loss reserve. This compares to $22.4 million in the same period last year, as adjusted for stock compensation expense. On an as reported basis, operating income decreased by 17.5% to $20.4 million for the first six months of 2006, compared to $24.7 million for the same period in 2005.
Net Income
Net income in the second quarter 2006 increased by 24.2% to $9.7 million, excluding the charges to establish the reinsurance contract loss reserve. This compares to $7.8 million in the second quarter of 2005, as adjusted for stock compensation expense. On an as reported basis, net income decreased by 19.8% to $6.9 million in the second quarter 2006, compared to $8.6 million in the second quarter 2005.
Net income in the first six months of 2006 increased by 17.2% to $17.9 million, excluding the charges to establish the reinsurance contract loss reserve. This compares to $15.3 million in the first six months of 2005, as adjusted for stock compensation expense. On an as reported basis, net income decreased by 10.0% to $15.1 million for the first six months of 2006, compared to $16.8 million for the same period in 2005.

Earnings Per Share
Diluted earnings per share for the quarter ended June 30, 2006 rose by 33.3% to $0.36 on 27.1 million shares, excluding the charges to establish the reinsurance contract loss reserve. This compares to $0.27 on 28.6 million shares in the second quarter of 2005, assuming stock compensation was expensed in last year’s second quarter. The decline in the number of shares outstanding is a result of stock repurchases by the company since September 2005. On an as reported basis, diluted earnings per share decreased by 13.3% to $0.26 in the second quarter 2006, compared to $0.30 in the second quarter 2005.
For the first six months of 2006, diluted earnings per share rose by 24.5% to $0.66 on 27.1 million shares, excluding charges to establish the reinsurance contract loss reserve. This compares to $0.53 on 28.6 million shares in the same period last year, assuming stock compensation was expensed in last year’s first half. On an as reported basis, diluted earnings per share decreased by 5.1% to $0.56 for the first six months of 2006, compared to $0.59 for the same period in 2005.
Update on Growth Strategy
In 2006, Gevity has embarked on a ‘multi-layer’ growth strategy, designed to benefit optimally and simultaneously from the company’s scalable infrastructure, superior technology platform and established distribution capacity to provide a comprehensive employment management solution to small- and medium-sized enterprises. The strategy aims to extend the lifetime value of each client employee served, gain market penetration in existing markets and expand into new geographic and vertical markets.
Intra Client
The company continues to capitalize on growth opportunities within its existing client portfolio through both pricing and retention. As expected, the final phase of the ‘value proposition outreach’ campaign was completed in the second quarter of 2006, which resulted in higher professional service fees. The program, designed to increase professional service fees based on enhanced service levels, generated a 14.2% increase in average fees per client employee during the quarter compared to the same quarter last year. With the completion of the ‘value proposition outreach’ campaign in the second quarter, the company expects the program’s full benefit will be realized from the third quarter and beyond. The impact of the pricing initiative is also expected to further positively influence the quality of gross profit by increasing the relative contribution of professional service fees.
Intra Market
In 2006, the company expects to continue generating growth through further penetration of existing markets driven by sales production and productivity. In line with expectations, the company added Business Development Managers during the quarter bringing the sales force to 161 at June 30th. The turnover in Business Development Managers trended positively in the second quarter of 2006 with a decline to 42% on an annualized basis, compared to 55% in the second quarter of last year.

As planned, Gevity began offering health benefit options through UnitedHealthcare in the second quarter of this year. Existing clients will have access to the expanded health offering during the annual benefits enrollment campaign this fall.
Mid-Market
The company expects the mid-market initiative to drive incremental profitable growth by adding clients with 500 to 5,000 employees in order to leverage the company’s primarily fixed cost infrastructure even further. The mid-market initiative was launched at the end of 2005, and the new team has since developed a healthy prospect pipeline. The company anticipates production to begin in the third quarter of 2006. In the second quarter, the team was expanded by one sales professional.
New Markets
As reported previously, the company plans to open four new full service offices in 2006: Chicago, IL, Charlotte, NC, Austin, TX and San Antonio, TX. The Chicago office is on schedule for a September launch, while preparations for the other three openings are developing as planned. In support of the company’s New Markets development program, the National field organization was reconfigured and is now comprised of six instead of five Regions. A new Regional Manager has been appointed and the sixth Region has become operational in the second quarter.
Organizational Announcements
As part of Gevity’s ongoing efforts to be the best of class in the delivery of human resource services, the company expanded and strengthened the information technology organization while streamlining benefits operations.
The company has entrusted the information technology leadership to two executives, rather than one, each with complementary roles. The first is a Chief Technology Officer (CTO) who will shape the company’s technology vision. The second is a Chief Information Officer (CIO) who is responsible for the day-to-day management of information technology operations.
Lisa Harris has been appointed Gevity’s CTO, reporting to Erik Vonk, Chairman and CEO. Paul Benz has been appointed as Senior Vice President and CIO, reporting to Roy King, President and COO. Prior to joining Gevity in June, Paul held key leadership positions at PricewaterhouseCoopers, PepsiCo Inc., and Tropicana.
Gevity’s benefits and insurance programs have been brought closer to Gevity’s Field, Sales & Service operations by merging the benefits management team into Client Services. Sal Uglietta, former Senior Vice President, Benefits and Insurance Programs, is pursuing other opportunities outside of Gevity in the healthcare sector.

Full Year 2006 Earnings Guidance
“The results in our operations for the second quarter accurately reflected our commitment to profitable growth. During the quarter, we successfully implemented the remaining components of our ‘value proposition outreach’ campaign and continued to show record retention levels, which combined positively impacted both our revenue and overall profitability,” commented Erik Vonk, Gevity’s Chairman and Chief Executive Officer.
Mr. Vonk continued, “In addition, we continue implementing our multi-layer growth strategy, which supports us to achieve our performance goals for 2006 and establishes a solid foundation to meet our growth objectives for 2007 and beyond. As a result, we are reiterating our guidance for the remainder of the year.”

Full Year
	3Q 2006	4Q 2006	Growth
Revenues	$169 - $179 million	$183 - $193 million	12-15%

Gross Profit	$53 - $57 million	$57 - $61 million	7 - 11%

Adjusted Operating Expenses	$38 - $40 million	$40 - $42 million	8 -11%

Adjusted Diluted EPS	$0.36 - $0.38	$0.41 - $0.43	19 - 23%

Net Client Employee Growth (compared to prior year period)	6 - 11%	10 - 15%	10 - 15%
The above guidance includes the impact from the implementation of SFAS 123R “Share-Based Payment”, which is expected to be $0.10 per diluted share for full-year 2006, of which $0.02 and $0.04 per diluted share was expensed in the second quarter of 2006 and year-to-date, respectively. The above guidance excludes the impact from the reinsurance contract loss, which was $0.10 per diluted share in the second quarter. See “Use of Non-GAAP Financial Measures.”
Factors to keep in mind that could affect actual results include amount and timing of new client production and client attrition, number and cost of insurance claims and fluctuations in operating expenses.
Mr. Vonk commented, “While we will not be providing this level of detail beyond 2006, we are giving detailed quarterly guidance this year, so that all our stakeholders can appropriately evaluate our performance at the end of a transition cycle during which we have transformed Gevity from a PEO to a unique provider of a comprehensive HR solution for small- and medium-sized enterprises.”

Mr. Vonk continued, “For 2007 through 2010, our progress in generating long term shareholder value can be best measured by comparing the company’s results to the following performance standards.”

growth	15%	year over year growth in net revenues* , including at least 12% unit growth

profit	15% - 20%	year over year increase in operating income

return on people	$80,000	by 2010 as measured by EBITDA/ Gevity colleague

earnings quality**	100% fees	by 2009

dividend pay out	30%	after appropriate allocation of capital to growth

*	Net revenues equals total revenues minus revenues related to health and welfare benefit plans. This measure will reflect the fully insured, non-risk bearing nature of the health benefit programs once achieved.

**	Quality of earnings is the company’s measurement of the percentage of gross profit generated from service fees rather than from margin as a reward for transferred insurance risk. The company strives to generate gross profit consisting of 100% of service fees by 2009. Service fees are expected to be composed primarily of remuneration for human resource services and to a lesser extent, a minor component of insurance-related service fees including risk management, administration and agency fees.
Earnings Conference Call
Gevity invites you to participate in a live conference call and webcast this morning at 10:30 a.m. Eastern Time to discuss the company’s second quarter earnings results and learn more about the company’s evolution. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 2196797. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to the call live at http://www.videonewswire.com/event.asp?id=34456. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from Media Player and at least a 28.8 KBPS connection to the Internet).
If you are unable to listen to the live call, audio will be archived on the Gevity website. To access the replay, visit the Investor Relations section of www.gevity.com.
Use of Non-GAAP Financial Measures
This press release presents operating expenses, operating income, net income and earnings per share for the second quarter and first half of 2005 and 2006 as adjusted for stock compensation expense and the reinsurance contract loss reserve.

Gevity adjusted the results indicated for 2005 by giving effect to stock compensation expense that was not required under generally accepted accounting principles until 2006. Statement of Financial Accounting Standards 123R, “Share-based Payment” (SFAS 123R”) was effective January 1, 2006 and began impacting the company’s results of operations during the first six months of 2006. In addition, Gevity excluded from the results indicated for 2006 the effect of the reinsurance contract loss, which is described above.
The company has included non-GAAP financial information for the second quarter and first half of 2005 and 2006 because it believes generally that such information provides management and investors a more complete and transparent understanding of Gevity’s results and trends and allows management and investors to compare the actual GAAP results for the second quarter of 2006 on a consistent basis with the prior period. In particular, the adjustment for stock compensation expense was made to provide a more complete understanding of the trends between 2005 and 2006 in light of the fact that SFAS 123R was a new accounting pronouncement that was effective January 1, 2006. The adjustment for the reinsurance contract loss was provided because Gevity believes that this was a one-time loss due to the unusual nature of the liquidation proceedings pertaining to the Bermuda reinsurer. The non-GAAP financial information provided in this press release may not be the same as similarly titled measures used by other companies should not be construed as alternatives to their nearest GAAP equivalents and should be only used in conjunction with results reported in accordance with GAAP. See the GAAP to Non-GAAP reconciliation included in the tables attached.
About Gevity
Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employment management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.
(Tables Attached)
A copy of this press release can be found on the company’s Web site at www.gevity.com.
Pursuant to the Private Securities Litigation Reform Act of 1995, Gevity is providing cautionary statements to identify important factors that could cause Gevity’s actual results to differ materially from forward-looking statements contained in this press release. Statements that express expectations, beliefs, plans, objectives, assumptions or future events or performance (often through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection” and similar expressions) are not historical facts and may be forward-looking in nature. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of Gevity to differ materially from any future results expressed or implied by such forward-looking statements. Many of these factors are beyond the ability of Gevity to control or predict, such as the likelihood and risks relating to recovering the premiums it paid to the Bermuda reinsurer described above. These, and other factors are described in the Annual Report on Form 10-K and in other documents of Gevity filed with the Securities and Exchange Commission, including under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Any forward-looking statement speaks only as of the date on which such statement is made, and Gevity undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in $000’s, except share and per share data, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$161,208	$147,849	$330,897	$301,729
Cost of services	112,910	102,513	232,997	212,764

Gross profit	48,298	45,336	97,900	88,965

Operating expenses:
Salaries, wages and commissions	19,507	17,032	40,375	34,419
Other general and administrative	12,801	11,918	25,675	22,378
Reinsurance contract loss reserve	4,650	—	4,650	—
Depreciation and amortization	3,536	3,734	6,833	7,487

Total operating expenses	40,494	32,684	77,533	64,284

Operating income	7,804	12,652	20,367	24,681
Interest income	184	293	436	529
Interest expense	(162)	(101)	(426)	(180)
Other non-operating (expense) income, net	(5)	6	(148)	22

Income before income taxes	7,821	12,850	20,229	25,052
Income tax provision	917	4,240	5,131	8,267

Net income	$6,904	$8,610	$15,098	$16,785

Net income per common share — diluted	$0.26	$0.30	$0.56	$0.59

Weighted average common shares outstanding — diluted	27,075	28,584	27,131	28,578

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — NON-GAAP
(in $000’s, except share and per share data, unaudited)
These condensed consolidated statements of operations are presented on a non-GAAP basis. They should not be construed as an alternative to the GAAP equivalent condensed consolidated statements of operations. The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Management also uses this information internally for forecasting, budgeting and other analytical purposes. The non-GAAP financial measures (as described in the following tables) enable investors to analyze the core financial and operating performance of the Company and to facilitate period-to-period comparisons and analysis of operating trends. See “Use of Non-GAAP Financial Measures” in the attached press release.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$161,208	$147,849	$330,897	$301,729
Cost of services	112,910	102,513	232,997	212,764

Gross profit	48,298	45,336	97,900	88,965

Operating expenses:
Salaries, wages and commissions (non-GAAP) (1)	19,507	18,206	40,375	36,668
Other general and administrative	12,801	11,918	25,675	22,378
Reinsurance contract loss reserve (non-GAAP) (1)	—	—	—	—
Depreciation and amortization	3,536	3,734	6,833	7,487

Total operating expenses (non-GAAP) (1)	35,844	33,858	72,883	66,533

Operating income (non-GAAP) (1)	12,454	11,478	25,017	22,432
Interest income	184	293	436	529
Interest expense	(162)	(101)	(426)	(180)
Other non-operating (expense) income, net	(5)	6	(148)	22

Income before income taxes (non-GAAP) (1)	12,471	11,676	24,879	22,803
Income tax provision (non-GAAP) (1)	2,754	3,853	6,968	7,525

Net income (non-GAAP) (1)	$9,717	$7,823	$17,911	$15,278

Net income per common share — diluted (non-GAAP) (1)	$0.36	$0.27	$0.66	$0.53

Weighted average common shares outstanding — diluted	27,075	28,584	27,131	28,578

(1)	See the GAAP to Non-GAAP Reconciliation table that follows for a discussion of the non-GAAP items and for the reconciliation to the nearest GAAP equivalent.

GEVITY HR, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in $000’s, except per share data, unaudited)
The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP. Management also uses this information internally for forecasting, budgeting and other analytical purposes. The non-GAAP financial measures (as described below) enable investors to analyze the core financial and operating performance of the Company and to facilitate period-to-period comparisons and analysis of operating trends. See “Use of Non-GAAP Financial Measures” in the attached press release.

	June 30,		June 30,
	2006	2005	2006	2005
Salaries, wages and commissions — GAAP	$19,507	$17,032	$40,375	$34,419
SFAS 123 pro forma stock compensation expense (1)	—	1,174	—	2,249

Salaries, wages and commissions — non-GAAP	$19,507	$18,206	$40,375	$36,668

Operating expenses — GAAP	$40,494	$32,684	$77,533	$64,284
SFAS 123 pro forma stock compensation expense (1)	—	1,174	—	2,249
Reinsurance contract loss reserve (2)	(4,650)	—	(4,650)	—

Operating expenses — non-GAAP	$35,844	$33,858	$72,883	$66,533

Operating income — GAAP	$7,804	$12,652	$20,367	$24,681
SFAS 123 pro forma stock compensation expense (1)	—	(1,174)	—	(2,249)
Reinsurance contract loss reserve (2)	4,650	—	4,650	—

Operating income — non-GAAP	$12,454	$11,478	$25,017	$22,432

Income before income taxes — GAAP	$7,821	$12,850	$20,229	$25,052
SFAS 123 pro forma stock compensation expense (1)	—	(1,174)	—	(2,249)
Reinsurance contract loss reserve (2)	4,650	—	4,650	—

Income before income taxes — non-GAAP	$12,471	$11,676	$24,879	$22,803

Income tax provision — GAAP	$917	$4,240	$5,131	$8,267
SFAS 123 pro forma stock compensation expense (1)	—	(387)	—	(742)
Reinsurance contract loss reserve (2)	1,837	—	1,837	—

Income tax provision — non-GAAP	$2,754	$3,853	$6,968	$7,525

Net income — GAAP	$6,904	$8,610	$15,098	$16,785
SFAS 123 pro forma stock compensation expense (1)	—	(787)	—	(1,507)
Reinsurance contract loss reserve (2)	2,813	—	2,813	—

Net income — non-GAAP	$9,717	$7,823	$17,911	$15,278

Net income per common share — diluted — GAAP	$0.26	$0.30	$0.56	$0.59
SFAS 123 pro forma stock compensation expense (1)	—	(0.03)	—	(0.06)
Reinsurance contract loss reserve (2)	0.10	—	0.10	—

Net income per common share — diluted — non-GAAP	$0.36	$0.27	$0.66	$0.53

(1) The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”), on January 1, 2006, utilizing the modified prospective application of transition and therefore has not restated prior results. The prior period results shown above on a non-GAAP basis, have been reduced for the impact of the pro forma stock compensation expense previously reported on a pro forma basis under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). For the three and six month periods ended June 30, 2005, salaries, wages and commissions were increased by $1,174 and $2,249, respectively, and the provision for income taxes were reduced by $387 and $742, respectively. Salaries, wages and commissions for the three and six month periods ended June 30, 2006 are shown as reported and include stock-based compensation expense recorded under SFAS 123R of $1,046 and $1,881, respectively, and a related tax benefit of $413 and $743, respectively, in the income tax provision.
(2) Results for the three and six month periods ended June 30, 2006 on a non-GAAP basis, exclude the effect of a $4,650 loss reserve (and the related income tax benefit of $1,837) that the Company recorded during the second quarter of 2006 as a result of the pending liquidation of the Company’s reinsurance provider for its workers’ compensation program and related termination of its reinsurance contract.

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in $000’s, unaudited)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$27,355	$52,525
Marketable securities – restricted	4,370	4,314
Accounts receivable, net	111,895	113,864
Short-term workers’ compensation receivable, net	46,146	32,552
Other current assets	14,617	15,713

Total current assets	204,383	218,968
Property and equipment, net	22,612	13,810
Long-term marketable securities – restricted	7,936	7,891
Long-term workers’ compensation receivable, net	98,409	95,766
Intangible assets, net	25,675	30,494
Goodwill and other assets	21,304	20,940

Total assets	$380,319	$387,869

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accrued payroll and payroll taxes	$131,701	$152,940
Accrued insurance premiums, health and workers’ compensation insurance reserves	22,290	20,536
Customer deposits and prepayments	7,915	8,315
Deferred tax liability, net	32,333	31,567
Accounts payable and other accrued liabilities	12,505	11,841

Total current liabilities	206,744	225,199

Other long-term liabilities	7,139	7,255

Total liabilities	213,883	232,454

Total shareholders’ equity	166,436	155,415

Total liabilities and shareholders’ equity	$380,319	$387,869

GEVITY HR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in $000’s, unaudited)

	For the Six Months Ended
	June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,098	$16,785
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,833	7,487
Deferred tax provision, net	348	2,081
Stock-based compensation	1,881	170
Provision for bad debts	12	303
Other	175	3
Changes in operating working capital	(31,396)	(10,011)

Net cash (used in) provided by operating activities	(7,049)	16,818

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities and certificates of deposit	(130)	(83)
Capital expenditures	(9,285)	(1,976)

Net cash used in investing activities	(9,415)	(2,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facility	—	—
Proceeds from exercise of stock options	5,421	1,058
Excess tax benefits from share-based arrangements	3,638	—
Dividends paid	(4,204)	(3,575)
Purchase of treasury stock	(13,561)	—

Net cash used in financing activities	(8,706)	(2,517)

Net (decrease) increase in cash and cash equivalents	(25,170)	12,242
Cash and cash equivalents — beginning of period	52,525	40,776

Cash and cash equivalents — end of period	$27,355	$53,018

GEVITY HR, INC. AND SUBSIDIARIES
STATISTICAL DATA
(unaudited)

	2nd Quarter		2nd Quarter		Percentage
	2006		2005		Change
Client employees at period end	138,022		129,061		6.9%
Clients at period end (1)	8,018		8,282		-3.2%
Average number of client employees/ clients at period end	17.21		15.58		10.5%
Average number of client employees paid by month (2)	128,338		119,555		7.3%
Number of workers’ compensation claims	1,593		1,595		-0.1%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages (3)	1.40	x	1.53	x	-8.5%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (3), (4)	$2.74		$3.32		-17.5%
Workers’ compensation billing per one hundred dollars of workers’ compensation wages (3)	$2.27		$2.76		-17.8%
Workers’ compensation cost per one hundred dollars of workers’ compensation wages (3)	$1.63		$1.96		-16.8%
Client employee health benefits plan participation	38%		38%		0.0%
Annualized average wage per average client employees paid by month (5)	$39,790		$37,171		7.0%
Annualized professional service fees per average number of client employees paid by month (5), (6)	$1,311		$1,148		14.2%
Annualized total gross profit per average number of client employees paid by month (5)	$1,505		$1,517		-0.8%
Annualized operating income per average number of client employees paid by month (5), (7), (8)	$388		$384		1.0%

(1)	Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers’ compensation wages exclude the wages of clients electing out of the Company’s workers’ compensation program.

(4)	Manual premium rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

(5)	Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.

(6)	The annualized professional service fees is based upon information from the following table (in thousands):

	2nd Quarter	2nd Quarter
	2006	2005
Revenues:
Professional service fees	$42,058	$34,320
Employee health and welfare benefits	88,037	80,213
Workers’ compensation	25,855	28,739
State unemployment taxes and other	5,258	4,577

Total revenues	$161,208	$147,849

(7)	The second quarter of 2006 is adjusted to eliminate the effect of the $4.65 million loss reserve on a reinsurance contract as a result of the pending liquidation of the Company’s reinsurer for its workers’ compensation program and related termination of the reinsurance contract. See the related GAAP to Non-GAAP reconciliation.

(8)	The second quarter of 2005 is adjusted to include the effect of $1.2 million in stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of SFAS 123R. See the related GAAP to Non-GAAP reconciliation.

GEVITY HR, INC. AND SUBSIDIARIES
STATISTICAL DATA
(unaudited)

	First Six Months		First Six Months		Percentage
	2006		2005		Change
Client employees at period end	138,022		129,061		6.9%
Clients at period end (1)	8,018		8,282		-3.2%
Average number of client employees/clients at period end	17.21		15.58		10.5%
Average number of client employees paid by month (2)	127,947		118,587		7.9%
Number of workers’ compensation claims	3,008		2,975		1.1%
Frequency of workers’ compensation claims per one million dollars of workers’ compensation wages (3)	1.33	x	1.46	x	-8.9%
Workers’ compensation manual premium per one hundred dollars of workers’ compensation wages (3), (4)	$2.76		$3.29		-16.1%
Workers’ compensation billing per one hundred dollars of workers’ compensation wages (3)	$2.35		$2.76		-14.9%
Workers’ compensation cost per one hundred dollars of workers’ compensation wages (3)	$1.67		$1.97		-15.2%
Client employee health benefits plan participation	38%		38%		0.0%
Annualized average wage per average client employees paid by month (5)	$39,800		$37,117		7.2%
Annualized professional service fees per average number of client employees paid by month (5), (6)	$1,265		$1,156		9.4%
Annualized total gross profit per average number of client employees paid by month (5)	$1,530		$1,500		2.0%
Annualized operating income per average number of client employees paid by month (5), (7), (8)	$391		$378		3.4%

(1)	Client accounts as measured by individual client Federal Employer Identification Number (FEIN).

(2)	The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.

(3)	Workers’ compensation wages exclude the wages of clients electing out of the Company’s workers’ compensation program.

(4)	Manual premium rate data is derived from tables of AIG in effect for 2006 and 2005, respectively.

(5)	Annualized statistical information is based upon actual year-to-date amounts which have been annualized (divided by 6 and multiplied by 12) and then divided by the average number of client employees paid by month.

(6)	The annualized professional service fees is based upon information from the following table (in thousands):

	First Six Months	First Six Months
	2006	2005
Revenues:
Professional service fees	$80,920	$68,571
Employee health and welfare benefits	177,296	160,711
Workers’ compensation	53,270	56,322
State unemployment taxes and other	19,411	16,125

Total revenues	$330,897	$301,729

(7)	The first six months of 2006 is adjusted to eliminate the effect of the $4.65 million loss reserve on a reinsurance contract as a result of the pending liquidation of the Company’s reinsurer for its workers’ compensation program and related termination of the reinsurance contract. See the related GAAP to Non-GAAP reconciliation.

(8)	The first six months of 2005 is adjusted to include the effect of $2.2 million in stock-based compensation in 2005 which was recognized on a pro forma basis in 2005 and on an actual basis in 2006 upon the adoption of SFAS 123R. See the related GAAP to Non-GAAP reconciliation.